UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 7, 2009 (July 31, 2009)

Peoples Community Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-29949	31-1686242
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6100 West Chester Road

West Chester, Ohio 45069

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (513) 870-3530

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On May 15, 2009, Peoples Community Bancorp, Inc. (the “Company”) and its wholly-owned subsidiary, Peoples Community Bank (the “Bank”), entered into a Purchase and Assumption Agreement, as amended May 27, 2009 (the “Purchase Agreement”), with First Financial Bank, N.A. (the “Buyer”), the wholly owned subsidiary of First Financial Bancorp. The Purchase Agreement provided for the purchase of certain of the Bank’s assets including 17 of the Bank’s branch offices located in southwestern Ohio and southeastern Indiana, approximately $260 million of certain business and consumer loans and other assets, as well as the assumption by the Buyer of approximately $310 million of the Bank’s deposits and certain other liabilities.

On July 31, 2009, the Office of Thrift Supervision (“OTS”) closed the Bank and appointed the Federal Deposit Insurance Corporation (“FDIC”) as receiver. On the same date, the Bank received written notice from the Buyer that pursuant to Section 25(g) of the Purchase Agreement it was terminating the Purchase Agreement and abandoning the transactions contemplated thereby, effective immediately. Under Section 25(g) of the Purchase and Assumption Agreement, the Buyer had the option to terminate the Purchase Agreement upon the commencement of an insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors or similar proceeding with respect to the Bank or the Company.

Item 1.03	Bankruptcy or Receivership.

On July 31, 2009, the OTS closed the Bank and appointed the FDIC as receiver of the Bank. On the same date, the FDIC entered into a purchase and assumption agreement with First Financial Bank, N.A., which provides for the acquisition of most of the assets and liabilities of the Bank including the assumption of all of the deposits of the Bank.

The Company is insolvent and intends to file a voluntary petition to liquidate its assets under Title 11 of the United States Code. It is the intent of management and the board of directors to tender their resignations after the filing of the bankruptcy petition.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Floating Rate Junior Subordinated Deferrable Interest Debentures Due 2035

As of June 30, 2009, the Company had approximately $15 million Floating Rate Junior Subordinated Deferrable Interest Debentures (the “Debentures”) outstanding pursuant to an Indenture, dated as of June 30, 2005 (the “Indenture”), between the Company and Wilmington Trust Company, a Delaware banking corporation, as debenture trustee (“Trustee”). The July 31, 2009 appointment of the FDIC as receiver constitutes a triggering event, also termed an “Event of Default,” under the Indenture. Under the Indenture, an Event of Default occurs if, among other things, the Company or any substantial part of its property, including the Bank, is taken possession by a receiver. Upon such Event of Default, the principal amount of the debentures, together with any premium and interest accrued but unpaid, becomes due upon an Event of Default only after the trustee or holders of not less than 25% in aggregate principal amount of the debentures then outstanding, by notice in writing to the Company (and to the trustee if given by the holders of the debentures), declare such principle and accrued interest immediately due and payable.

Line of Credit with Integra Bank, N.A.

As of June 30, 2009, the Company had $17.5 million of principal plus accrued interest and fees outstanding under a line of credit with Integra Bank, N.A. (“Integra”), which was due and payable on June 30, 2008.

In connection with the Purchase Agreement, the Company received a written consent (the “Consent”) from Integra to, among other things, forbear and refrain from initiating or prosecuting any action in any court to exercise any rights with respect to the Bank’s common stock, which is pledged to Integra to secure the Company’s line of credit, or exercise any other rights or remedies available to Integra. The Consent terminated upon the termination of the Purchase Agreement.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The Company announced today that on August 5, 2009, the Company received written notification from The Nasdaq Stock Market (the “Nasdaq”) advising the Company that trading in the Company’s common stock will be suspended at the opening of business on August 14, 2009, and a Form 25-NSE will be filed with the Securities and Exchange Commission which will remove the Company’s common stock from listing and registration on The NASDAQ Stock Market. The letter from NASDAQ advised us that the Company’s common stock will not be immediately eligible to trade on the OTC Bulletin Board or in the “Pink Sheets.”

A copy of the press release issued by the Company is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignations of Senior Vice President and General Counsel

On August 3, 2009, Fred Darlington tendered his resignation as the Senior Vice President and General Counsel of both Peoples Community Bancorp, Inc., and its wholly-owned banking subsidiary, Peoples Community Bank, with such resignation effective immediately.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1	Press Release issued by Peoples Community Bancorp, Inc., dated August 7, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 7, 2009

PEOPLES COMMUNITY BANCORP, INC.

By:	/s/ JERRY D. WILLIAMS
Jerry D. Williams
President and Chief Executive Officer